UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

__________________________

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

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☐	Soliciting Material under § 240.14a-12

NRC GROUP HOLDINGS CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 17, 2019

Dear Stockholders:

It is my pleasure to invite you to the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of NRC Group Holdings Corp. (“NRCG”). The meeting will be held at 8:00 a.m., local time, on Thursday, May 30, 2019, at the offices of Jones Day, 717 Texas, Suite 3300, Houston, TX 77002.

NRCG has elected to deliver our proxy materials to our stockholders over the Internet. This delivery process will allow us to provide stockholders with the information they need while conserving natural resources and lowering the cost of delivery. On or about April 17, 2019, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for the Annual Meeting and our Annual Report on Form 10-K for fiscal year 2018 on the Internet. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

The accompanying Notice of Annual Meeting of Stockholders and proxy statement describe the items of business that will be discussed and voted upon during the meeting.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy by Internet, telephone or mail, pursuant to the instructions on your Notice or your proxy card. We encourage you to vote by Internet or telephone. Please use the website or telephone number shown on your Notice or your proxy card to vote by Internet or telephone.

On behalf of our Board of Directors, I want to thank you for your continued support and confidence in 2019.

Sincerely,

Christian Swinbank
Chief Executive Officer

952 Echo Lane, Suite 460
Houston, Texas 77024
May 30, 2019

Notice of 2019 Annual Meeting of Stockholders

to be Held on May 30, 2019

The 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of NRC Group Holdings Corp., a Delaware corporation (the “Company”), will be held at 8:00 a.m., local time, on Thursday, May 30, 2019, at the offices of Jones Day, 717 Texas, Suite 3300, Houston, TX 77002 to:

•        elect each of Michael Bayer, Donald Glickman, and Glenn M. Shor to serve as Class I directors and to hold office for a three-year term expiring at the 2022 annual meeting of stockholders; and

•        transact any other matter that may properly come before the Annual Meeting, or any postponement or adjournment thereof, in accordance with the terms of the Company’s Bylaws.

The Board of Directors has determined that our stockholders of record at the close of business on April 8, 2019 are entitled to notice of, and to vote at, the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 30, 2019. This proxy statement and our Annual Report on Form 10-K for fiscal year 2018 (the “2018 Annual Report”) are available on our website at www.ir.nrcg.com and also at the website appearing on your Notice or your proxy card. A proxy statement, proxy card, and the 2018 Annual Report, accompany this notice.

Most stockholders have a choice of voting on the Internet, by telephone or by mail. Please refer to your Notice, proxy card or other voting instructions included with these proxy materials for information on the voting method(s) available to you. If you vote by Internet or telephone, you do not need to return your proxy card. If your shares are held in the name of a brokerage firm, bank or other nominee of record, follow the voting instructions you receive from such holder of record to vote your shares.

Joseph Peterson
Chief Financial Officer
April 17, 2019

i

PROXY STATEMENT

NRC Group Holdings Corp.
2019 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 30, 2019

GENERAL INFORMATION

We are furnishing you this proxy statement in connection with the solicitation of proxies by the board of directors of NRC Group Holdings Corp., a Delaware corporation (the “Company,” “NRCG,” “we,” “us,” or “our”). This proxy statement addresses the items of business for the 2019 Annual Meeting of Stockholders of NRCG (the “Annual Meeting”) to be held on May 30, 2019, or any postponement or adjournment thereof. We will hold the Annual Meeting at 8:00 a.m., local time, at the offices of Jones Day, 717 Texas, Suite 3300, Houston, TX 77002. The Notice of Annual Meeting of Stockholders, this proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 Annual Report”), the proxy card and any accompanying proxy materials are being made available to stockholders on or about April 17, 2019.

QUESTIONS AND ANSWERS

Proxy Materials

1.     Why did I receive a notice about NRCG’s proxy materials?

Since you owned NRCG common stock at the close of business on April 8, 2019 (the “Record Date”), you are considered a stockholder entitled to notice and to vote at the Annual Meeting. Our board of directors is soliciting proxies for the Annual Meeting. Accordingly, we are providing you with access to our proxy materials in order to solicit your vote at the Annual Meeting.

The notice of Internet availability of proxy materials (the “Notice”), this proxy statement, the accompanying proxy card or voting instruction card and our 2018 Annual Report were distributed or made available on or about April 17, 2019.

2.     What is included in the proxy materials?

The proxy materials include:

•        Our Notice of Annual Meeting of Stockholders;

•        Our proxy statement for the Annual Meeting;

•        Our 2018 Annual Report; and

•        Our proxy or voting instruction card.

3.     Why did I receive the Notice instead of a paper copy of the full set of proxy materials?

NRCG is utilizing the SEC rule (Rule 14a-16) that allows companies to provide their proxy materials over the Internet. As a result, we are mailing the Notice instead of a paper copy of the proxy materials to our stockholders.

If you previously requested printed copies of the proxy materials, we have provided you with printed copies of the proxy materials instead of the Notice. To sign up for electronic delivery, please follow the instructions to vote using the Internet provided with your proxy materials and on your proxy card or voting instruction card, and, when prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

4.     How may I obtain a paper copy of the proxy materials?

The Notice contains instructions about how to obtain a paper copy of the proxy materials. All stockholders who do not receive the Notice will receive a paper copy of the proxy materials by mail.

If you need additional copies of the proxy materials, please contact us at:

NRC Group Holdings Corp.
Attn: Joseph Peterson
952 Echo Lane, Suite 460
Houston, Texas 77024

5.     I share an address with another stockholder, and we received only one paper copy of the Notice or proxy materials. How may I obtain an additional copy?

If you share an address with another stockholder, you may receive only one Notice or one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate Notice or set of the proxy materials, please request the additional copy by contacting Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling (866) 540-7095.

A separate Notice or set of the materials will be sent promptly following receipt of your request.

If you are a stockholder of record or a beneficial owners of shares and you wish to receive a separate Notice or set of proxy materials in the future, or if you have received multiple Notices or sets of proxy materials and would like to receive only one Notice or set of proxy materials in the future, please call your broker, bank or other agent and our investor relations department.

Stockholders may also write to, or email us, at the address below to request a separate copy of the proxy materials:

NRC Group Holdings Corp.
Attn: Joseph Peterson
952 Echo Lane, Suite 460
Houston, Texas 77024

6.     Who pays the cost of soliciting proxies for the Annual Meeting?

NRCG is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and of soliciting proxies.

Our board of directors, officers and employees may also solicit proxies in person, by telephone or by electronic communication. They will not receive any additional compensation for these activities.

We will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to beneficial stockholders.

Proposals To Be Voted On

7.     What items of business will be voted on at the Annual Meeting?

The only business item to be voted on at the Annual Meeting is the election of Class I directors.

8.     What are my voting choices?

You may vote “FOR” or “WITHHOLD” in the election of any or all nominees for election as a Class I director.

9.     How does the Board of Directors recommend that I vote?

Our board of directors recommends that you vote your shares “FOR” each of its Class I director nominees for election to the board.

10.     What vote is required to approve each item?

To conduct business at the Annual Meeting, a quorum must be established. Pursuant to our Amended and Restated Bylaws (our “Bylaws”), a quorum is established by the presence in person or by proxy, of holders of a majority of our outstanding stock entitled to vote thereat.

If you indicate “WITHHOLD,” your vote will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but will not be considered a vote cast with respect to the election of any director nominee. You are not entitled to cumulative voting in the election of directors.

Because the election of directors is not a “routine” or “discretionary” proposal under the applicable exchange rules, banks, brokers and other custodians will not have the authority to submit proxy cards on behalf of any beneficial owner from which it does not have instructions. Accordingly, so-called “broker non-votes” will not have an effect on determining the presence or absence of a quorum or be considered as a vote cast for the election of any director nominee at the Annual Meeting.

Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the three Class I director nominees receiving the most votes will be elected.

11.     Where can I find the voting results?

We expect to announce preliminary voting results at the Annual Meeting and to publish final results in a Current Report on Form 8-K that we will file with the SEC within four business days following the meeting. The report will be available on our website at www.ir.nrcg.com.

How You Can Vote

12.     What shares can I vote?

You are entitled to one vote for each share of our common stock that you owned at the close of business on April 8, 2019, the record date for the Annual Meeting and any adjournment or postponement thereof. You may vote all shares owned by you on the Record Date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner through a bank, broker or other nominee. On the Record Date, 36,902,544 shares of our common stock were outstanding.

13.     What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Summarized below are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, you are the stockholder of record of the shares. As the stockholder of record, you have the right to grant a proxy to vote your shares to representatives from the Company or to another person, or to vote your shares in person at the Annual Meeting, or any adjournment or postponement thereof. You have received either a proxy card to use in voting your shares or the Notice, which instructs you how to vote.

Beneficial Owner

If your shares are held through a bank, broker or other nominee, it is likely that they are registered in the name of the nominee and you are the beneficial owner of shares held in street name.

As the beneficial owner of shares held for your account, you have the right to direct the registered holder to vote your shares as you instruct, and you also are invited to attend the Annual Meeting. Your bank, broker, plan trustee or other nominee has provided a voting instruction card for you to use in directing how your shares are to be voted. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting, or any adjournment or postponement thereof, unless you obtain a legal proxy from the registered holder of the shares giving you the right to do so.

14.     How can I vote in person at the Annual Meeting?

You may vote in person at the Annual Meeting, or any adjournment or postponement thereof, those shares that you hold in your name as the stockholder of record. You may vote in person shares for which you are the beneficial owner only by obtaining a legal proxy giving you the right to vote the shares from the bank, broker or other nominee that is the registered holder of your shares.

15.     How can I vote without attending the Annual Meeting?

Whether you hold your shares as a stockholder of record or as a beneficial owner, you may direct how your shares are to be voted without attending the Annual Meeting or any adjournment or postponement thereof. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares as a beneficial owner, you may vote by submitting voting instructions to the registered owner of your shares.

For directions on how to vote, please refer to the following instructions and those included on your Notice, or proxy or voting instruction card.

Voting by Internet.    Stockholders may submit proxies over the Internet by following the instructions on the Notice or proxy or voting card received in the mail.

Voting by Telephone.    Stockholders of record may vote by telephone by calling (800) 690-6903 and following the instructions. When voting by telephone, stockholders must have available the control number included on their proxy card or on the Notice.

Most stockholders who are beneficial owners of their shares may vote by phone by calling the number specified on the voting instruction card provided by their bank, broker or nominee. These stockholders should check the card for telephone voting availability.

Voting by Mail.    Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the enclosed envelope. If you do not timely return your proxy card, your shares will not be voted unless you or your proxy holder attends the Annual Meeting and any adjournment or postponement thereof and votes in person as described in Question 14.

16.     How will my shares be voted?

Your shares will be voted as you specifically instruct on your online ballot. If you received a paper copy of the proxy materials, your shares will be voted as you specifically instruct on your proxy or voting instruction card. If you sign and return your proxy or voting instruction card, or complete your online ballot, without giving specific instructions, your shares will be voted in accordance with the recommendations of our board of directors and in the discretion of the proxy holders on any other matters that properly come before the meeting.

17.     Will shares I hold in my brokerage account be voted if I do not provide timely voting instructions?

If you do not provide timely instructions as to how your brokerage shares are to be voted, your broker will be prohibited from voting your shares on Proposal 1, Election of Class I Directors. These “broker non-votes” will have no effect on determining the presence or absence of a quorum or the outcome of Proposal 1, Election of Class I Directors.

18.     When is the deadline to vote?

If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close at the Annual Meeting and any adjournment or postponement thereof. Voting and Internet voting end at 11:59 PM, local time, May 29, 2019.

If you hold shares as a beneficial owner, please follow the voting instructions provided by your bank, broker or other nominee.

19.     May I change or revoke my vote?

You may change your vote at any time prior to the vote at the Annual Meeting.

If you are a stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by sending a written notice of revocation to the address in Question 21 prior to your shares being voted, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold as a beneficial owner, you may change your vote by timely submitting new voting instructions to your bank, broker or other nominee (which revokes your earlier instructions), or, if you have obtained a legal proxy from the nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Attending the Annual Meeting

20.     Who can attend the Annual Meeting?

You may attend the Annual Meeting and any adjournment or postponement thereof only if you were a stockholder of ours at the close of business on the Record Date, or you hold a valid proxy to vote at the meeting. You should be prepared to present photo identification to be admitted to the meeting.

If you are not a stockholder of record but are the beneficial owner of shares held in street name through a bank, broker or other nominee, in order to be admitted to the meeting you must provide proof of beneficial ownership on the Record Date, such as your most recent account statement that includes the Record Date, a copy of the voting instruction card provided by your nominee, or other similar evidence of share ownership.

Stockholder Proposals and Director Nominations

21.     What is the deadline to submit stockholder proposals to be included in the proxy materials for next year’s annual meeting of stockholders?

Stockholder proposals that are intended to be included in our proxy materials for next year’s annual meeting of stockholders must be received by our Secretary no later than December 19, 2019 and must be submitted to our Corporate Secretary, NRC Group Holdings, Corp., 952 Echo Lane, Suite 460, Houston, Texas 77024.

Proposals that are not timely submitted by December 19, 2019 or are submitted to the incorrect address or other than to the attention of our Corporate Secretary will be considered untimely and may, at our discretion, be excluded from our proxy materials. Stockholder proponents must meet the eligibility requirements of the SEC’s Stockholder Proposal Rule (Rule 14a-8), and their proposals must comply with the requirements of that rule to be included in our proxy materials.

22.     How may I nominate director candidates or present other business for consideration at an annual meeting of stockholders?

Stockholders who wish to (1) submit director nominees for inclusion in our proxy materials for next year’s annual meeting of stockholders or (2) present other items of business directly at next year’s annual meeting of stockholders must give written notice of their intention to do so in accordance with the deadlines described below to our Secretary at the address set forth in Question 21. Any such notice also must include the information required by our Bylaws (which may be obtained as provided in Question 24) and must be updated and supplemented as provided in our Bylaws.

Notice of director nominees, or for the presentation of other items of business, submitted must be received not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. The period for the receipt from stockholders of any such notice for the 2020 annual meeting of stockholders is currently set to begin on January 31, 2020 and end on March 1, 2020. In the event that next year’s annual meeting of stockholders is called for on a date that is not within 30 days before or after the Annual Meeting, refer to our Bylaws for further details on submission.

These above-mentioned notice requirements applicable under our advance notice Bylaw provisions do not apply to stockholder proposals intended for inclusion in our proxy materials under the SEC’s Stockholder Proposal Rule (Rule 14a-8). The deadline for receiving those proposals is set forth in Question 21.

23.     How may I recommend candidates to serve as directors?

Stockholders may recommend director candidates for consideration by the Corporate Governance and Nominating Committee of our board of directors by writing to our Secretary at the address set forth in Question 21. A recommendation must include (1) sufficient biographical and other information concerning the candidate and his or her qualifications to permit the committee to make an informed decision as to whether further consideration of the candidate would be warranted; (2) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; (3) a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected; and (4) and such other information as required by our Bylaws.

Obtaining Additional Information

24.     How may I obtain other information about NRCG?

By writing to us, stockholders also may obtain, without charge, a copy of our Bylaws, codes of conduct and board standing committee charters. You also can view these materials on the Internet by accessing our website at www.ir.nrcg.com.

25.     What if I have questions for NRCG’s transfer agent?

If you are a stockholder of record and have questions concerning share certificates, dividend checks, ownership transfer or other matters relating to your share account, please contact our transfer agent at the following address or phone number:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Henry Farrell
E-mail: hfarrell@continentalstock.com

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of April 8, 2019 (unless otherwise indicated) by:

•        each person who is known by the Company to be the beneficial owner of more than 5% of our common stock;

•        each of the Company’s directors and executive officers; and

•        all executive officers and directors of the Company as a group.

The beneficial ownership of our common stock, subject to the exclusions below, is based on 36,902,544 shares of common stock issued and outstanding as of April 8, 2019.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants or other derivative securities that are currently exercisable or convertible or exercisable or convertible within 60 days.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.

Name and Address of Beneficial Owners(1)	Number of Shares	%
Entities affiliated with J.F. Lehman & Company, LLC(2)	26,331,853	67.0%
Nomura Securities International, Inc.(3)	3,219,113	8.5%
Polar Asset Management Partners Inc.(4)	2,025,875	5.2%
SBTS, LLC(5)	5,703,415	13.9%
James R. Baumgardner(7)	5,000	*
Michael Bayer	—	*
Donald Glickman	—	*
C. Alexander Harman(2)	—	*
Daniel J. Hennessy	1,271,961	3.4%
Robert V. Nelson III(8)	—	*
Joseph Peterson	—	*
James F. O’Neil III	168,930	*
John R. Rapaport(5)	—	*
Glenn M. Shor(2)	—	*
Christian Swinbank	—	*
Paul Taveira(6)	—	*
All directors and officers as a group (11 persons)	1,445,891	3.9%

____________

*        Indicates percentage of less than one percent

(1)      Unless otherwise notes, the business addresses of each of the following entities or individuals is 952 Echo Lane, Suite 460, Houston, Texas 77024.

(2)      (A) Includes 21,873,680 shares of common stock held by JFL-NRC-SES Partners, LLC (“JFL Partners”). JFL Partners may be deemed to be controlled by its sole members, JFL-NRC Partners, LLC (“JFL-NRC”) and JFL-SES Partners, LLC (“JFL-SES”). JFL-SES is controlled by JFL-SES Holdings, LLC (“JFL-SES Holdings”), which is controlled by its member JFL-SES (JA) Holdings, LLC (“JFL-SES (JA)”), which is controlled by its sole member JFL-SES Int. (JA) Holdings, LLC (“JFL-SES Int.”), which is controlled by its member JFL AIV Investors III-JA, L.P. (“JFL AIV JA”). JFL-NRC is controlled by its member JFL-NRC (JA) Holdings, LLC (“JFL-NRC (JA)”), which is controlled by its sole member JFL-NRC Int. (JA) Holdings, LLC (“JFL-NRC Int.”), which is controlled by its member JFL AIV JA. JFL AIV JA is controlled by its general partner, JFL GP Investors III, LLC (“Ultimate GP III”). Ultimate GP III is controlled by its managers Messrs. John F. Lehman, Louis N. Mintz, Stephen L. Brooks and C. Alexander Harman. (B) Includes (x) 165,568 shares of common stock and (y) 193,064 shares of common stock issuable upon conversion of 24,133 shares of Series A Convertible Preferred Stock, held by JFL-NRCG Holdings III, LLC (“JFL-NRCG III”). JFL-NRCG III may be deemed to be controlled by its managing member, JFL-NRCG Annex Fund, LP (“Annex Fund”). Annex Fund is controlled by its general partner, Ultimate GP III. (C) Includes (x) 1,892,605 shares of common stock and (y) 2,206,936 shares of common stock issuable upon conversion of 275,867 shares of Series A Convertible Preferred Stock, held by JFL-NRCG Holdings IV, LLC (“JFL-NRCG IV”). JFL-NRCG IV may be deemed to be controlled by its managing member, JFL Equity Investors IV, LP (“JFL Equity Investors IV”). JFL Equity Investors IV is controlled by its general partner, JFL GP Investors IV (“Ultimate GP IV”). Ultimate GP IV is controlled by its managers Messrs. John F. Lehman, Louis N. Mintz, Stephen L. Brooks and C. Alexander Harman. Each of Messrs. C. Alexander Harman and Glenn M. Shor is employed by J.F. Lehman & Company, LLC (“JFLCo”), holding the position of partner. Neither Mr. Harman nor Mr. Shor individually direct the voting or disposition of the shares held of record by the entities affiliated with JFLCo in this footnote #2 and disclaim beneficial ownership of the shares held by such entities except to the extent of their pecuniary interest therein.

          The principal business address of each entity listed in this Footnote #2 is c/o J.F. Lehman & Company, LLC, 110 East 59th Street, 27th Floor, New York, NY 10022. Each of JFL Partners, JFL-NRC, JFL-SES, JFL-SES Holdings, JFL-SES (JA), JFL-SES Int., JFL AIV JA, JFL-NRC (JA), JFL-NRC Int., Ultimate GP III, JFL-NRCG III, Annex Fund, JFL-NRCG IV, JFL Equity Investors IV, Ultimate GP IV and each of Messrs. Lehman, Mintz, Brooks and Harman disclaims beneficial ownership of the shares held by JFL Partners, JFL-NRCG III and JFL-NRCG IV, except to the extent of their pecuniary interest therein.

(3)      According to information provided to the Company on March 18, 2019, includes (x) 2,159,113 shares of common stock held by Nomura Securities International, Inc. (“Nomura”) and (y) 1,060,000 shares of common stock issuable upon conversion of 132,500 shares of Series A Convertible Preferred Stock held by Nomura. Nomura is a wholly owned indirect subsidiary of Nomura Holdings, Inc., which accordingly may be deemed to beneficially own the shares beneficially owned by Nomura. Nomura is a registered broker dealer and a FINRA member firm, and may be viewed as a statutory underwriter under the Securities Act. The principal business address of Nomura is 309 West 49th Street, New York, NY 10019.

(4)      According to a Schedule 13G/A filed on February 11, 2019, includes 2,025,875 shares of common stock underlying warrants. Polar Asset Management Partners Inc., a company incorporated under the laws of Ontario, Canada, serves as the investment advisor to Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”) and certain managed accounts (together with PMSMF, the “Polar Vehicles”), with respect to the common stock underlying the warrants directly held by the Polar Vehicles.

(5)      Includes (x) 1,463,415 shares of common stock and (y) 4,240,000 shares of common stock issuable upon the conversion of 530,000 shares of Series A Convertible Preferred Stock. These securities are held directly by SBTS, LLC (“SBTS”). Stephen C. Freidheim may be deemed to indirectly beneficially own the securities directly held by SBTS because Mr. Freidheim may be deemed to have voting and investment power over such securities as the sole member of Cyrus Capital Partners GP, L.L.C. (“Cyrus Capital GP”) and the Chief Investment Officer of Cyrus Capital Partners, L.P. (“Cyrus Capital”). Cyrus Capital GP is the general partner of Cyrus Capital and Cyrus Capital is the Manager of SBTS. John R. Rapaport is a partner in Cyrus Capital. However, Mr. Rapaport does not have voting and/or investment power over the shares directly held by SBTS and therefore may not be deemed to be the beneficial owner of such shares.

(6)      Effective February 13, 2019, Mr. Taveira resigned from all positions he held with the Company.

(7)      Shares of common stock are held by The Baumgardner Family Revocable Trust, dated December 6, 2006, as amended, of which Mr. Baumgardner serves as a co-trustee.

(8)      Effective April 8, 2019, Mr. Nelson resigned from all positions he held with the Company.

PROPOSALS TO BE VOTED ON

Proposals 1 is included in this proxy statement at the direction of our board of directors. Our board of directors recommends that you vote “FOR” each nominee in Proposal 1.

Proposal 1: Election of Class I Directors

Our board of directors currently has nine members and is divided into three classes, designated Class I, Class II, and Class III. Pursuant to our Amended and Restated Certificate of Incorporation, the term of the initial Class I directors will expire at the Annual Meeting.

Our board of directors determined that Messrs. Bayer, Glickman, and Shor are independent under applicable SEC and NYSE American rules. Our board of directors has also found that Mr. Bayer qualifies as independent according to the rules and regulations of the SEC with respect to audit committee membership and that Messrs. Glickman and Shor qualify as independent according to the rules and regulations of the SEC and the NYSE American rules with respect to compensation committee membership. There are currently no family relationships among any director, director nominee or executive officer.

Our corporate governance and nominating committee has recommended and our board of directors has nominated the following directors for re-election as Class I directors for three-year terms expiring at the 2022 Annual Meeting:

Michael J. Bayer has served as a member of our board of directors since October 17, 2018. Mr. Bayer is a board nominee of JFLCo, our largest stockholder, pursuant to the Investor Rights Agreement (as defined below). In addition, Mr. Bayer has served as a member of an advisory board of JFLCo since 2011, and as the president and CEO of Dumbarton Strategies, LLC, an energy and national security consulting firm, since 1992. Previously, Mr. Bayer served as Chairman of the U.S. Department of Defense’s Business Board and currently serves as a member of the U.S. Department of Defense’s Science Board and the Chief of Naval Operations’ Executive Panel. He also serves as a director of SIGA Technologies, Inc. and as a director of several private companies, including: API Technologies, NorthStar Group Services and Waste Control Specialists. Mr. Bayer holds a Bachelor of Science in International Economics, an M.B.A. and a Juris Doctorate.

We believe Mr. Bayer’s 25 years of consulting and governance experience in the aerospace, defense, energy and environmental markets qualifies him to serve on our board of directors.

Donald Glickman has served as a member of our board of directors since October 17, 2018. Mr. Glickman is a board nominee of JFLCo, our largest stockholder, pursuant to the Investor Rights Agreement. In addition, Mr. Glickman is a founding partner of JFLCo, a position he has held since July 1992. Prior to founding JFLCo, Mr. Glickman was a principal of the Peter J. Solomon Company, an investment banking firm, from July 1989 to June 1992. From July 1988 to July 1989, he was a managing director of Shearson Lehman Brothers, Inc.’s $1.3 billion Merchant Banking Partnership. Previously, he served as Senior Vice President and Regional Head of the First National Bank of Chicago. Mr. Glickman has served on numerous public and private company boards, including many of JFLCo’s realized investments. He currently serves on the board of directors of Monro, Inc. Mr. Glickman holds a B.M.E. from Cornell University and received his M.B.A. from the Harvard Business School.

We believe Mr. Glickman’s extensive principal investing and board experience qualifies him to serve on our board of directors.

Glenn M. Shor has served as a member of our board of directors since October 17, 2018. Mr. Shor is a board nominee of JFLCo, our largest stockholder, pursuant to the Investor Rights Agreement. In addition, Mr. Shor is a partner at JFLCo, a position he has held since December 2018. From 2016 to 2018 Mr. Shor served as a managing director at JFLCo. From 2010 to 2016, Mr. Shor held various other positions with JFLCo. Prior to joining JFLCo, Mr. Shor was a private equity investment professional at D.E. Shaw & Co. and Providence Equity Partners. Mr. Shor currently serves as chairman of the board of directors of Inland Pipe Rehabilitation and is a director of the following private companies: API Technologies, NorthStar Group Services and Waste Control Specialists. Mr. Shor received his Bachelor of Science in Finance and International Business from the Stern School of Business at New York University.

We believe Mr. Shor’s 15 years of principal investing experience and his knowledge of management and operations of NRCG qualifies him to serve on our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

The following Class II directors’ terms will continue until the 2020 annual meeting of stockholders and are not being voted on at the Annual Meeting:

C. Alexander Harman has served as a member of our board of directors since October 17, 2018. JFLCo, our largest stockholder, nominated Mr. Harman to serve as a member of our board of directors pursuant to the Investor Rights Agreement. In addition, Mr. Harman is a Partner at JFLCo, a position he has held since 2008. From 1999 to 2008, Mr. Harman held various other positions with JFLCo. Prior to joining JFLCo, Mr. Harman was a member of the Global Energy Group at J.P. Morgan & Company. Mr. Harman currently serves as chairman of the board of directors of the following private companies: Lake Shore Systems, American Scaffold, Ravn Air Group, Trident Maritime Systems, NorthStar Group Services, Waste Control Specialists and IMIA; and as a director of BEI PSSC and Inland Pipe Rehabilitation. Mr. Harman graduated from Williams College where he received his Bachelor of Arts in History.

We believe Mr. Harman’s 18 years of principal investing experience in the aerospace, defense, maritime, government and environmental markets qualifies him to serve on our board of directors.

Daniel J. Hennessy has served as a member of our board of directors since January 2017. Mr. Hennessy served as our Chairman and Chief Executive Officer from January 2017 to October 2018. Mr. Hennessy is currently serving as Chairman and Chief Executive Officer of Hennessy Capital Acquisition Corp. IV, positions he has held since March 2019. In addition, Mr. Hennessy is the Managing Member of Hennessy Capital LLC, an alternative investment firm he established in 2013. From September 2013 to February 2015, Mr. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp., which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation, and since February 2015, has served as its Vice Chairman. From April 2015 to February 2017, Mr. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp. II, which merged with Daseke in February 2017 and is now known as Daseke, Inc., and since February 2017, has served as its Vice Chairman. Since August 2018, Mr. Hennessy has served as a director of SIRVA Worldwide Relocation & Moving. From 1988 to 2016, Mr. Hennessy served as a Partner at Code Hennessy & Simmons LLC (“CHS”), a middle-market private equity investment firm he co-founded in 1988. In 2009, EDH Properties, LLC, a family real estate investment entity for which Mr. Hennessy was the managing member, filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. A plan of reorganization was confirmed by the court in 2010 and the lender received payment in full. Prior to forming CHS, Mr. Hennessy was employed by Citicorp from 1984 to 1988 as head of the Midwest Region for Citicorp Mezzanine Investments and Vice President and Team Leader with Citicorp Leveraged Capital Group. He began his career in 1981 in the oil and gas lending group at Continental Illinois National Bank (now Bank of America) where he was a Banking Officer. Mr. Hennessy holds a B.A. from Boston College and an M.B.A. from the University of Michigan Ross School of Business.

We believe Mr. Hennessy’s experience in private equity and public and private company board governance qualifies him to serve on our board of directors.

James F. O’Neil III has served as a member of our board of directors since June 2017. In addition, Mr. O’Neil is the founder of Forefront Solutions, LLC, a consulting company to the energy infrastructure industry formed in October 2017. Mr. O’Neil was a Partner of Western Commerce Group from April 2016 to March 2018. Previously, Mr. O’Neil served as the Chief Executive Officer and President of Quanta Services, Inc. from May 2011 to March 2016 and from October 2008 to March 2016, respectively. He previously served as Chief Operating Officer of Quanta Services from October 2008 to 2011. Earlier, Mr. O’Neil served as a Senior Vice President of Quanta Services with responsibility for Operations Integration & Audit from December 2002 to October 2008. He served as a Vice President of Operations Integration at Quanta Services from August 1999 to December 2002. Mr. O’Neil joined Quanta in 1999 and, throughout his tenure at Quanta, was responsible for various initiatives, including: renewable energy strategy; commercial and industrial operations; internal audit; and merger and acquisition initiatives, including oversight of the acquisition and integration of InfraSource, its largest acquisition. From 1980 to 1999, Mr. O’Neil held various positions with Halliburton Company, a provider of products and services to the petroleum and energy industries, lastly as Director, Global Deepwater Development. Mr. O’Neil has been a member of the board of directors of FirstEnergy Corp. since January 2017. He also served as a member of the board of directors of Quanta Services, Inc. from May 2011 to March 2016. Mr. O’Neil holds a B.S. in Civil Engineering from Tulane University.

We believe Mr. O’Neil’s extensive experience in commercial and industrial operations and with mergers and acquisitions execution and integration qualifies him to serve on our board of directors.

The following Class III directors’ terms will continue until the 2021 annual meeting of stockholders and are not being voted on at the Annual Meeting:

James R. Baumgardner has served as a member of our board of directors since October 17, 2018. JFLCo, our largest stockholder, nominated Mr. Baumgardner to serve as a member of our board of directors pursuant to the Investor Rights Agreement. In addition, Mr. Baumgardner is a member of the Operating Executive Board of JFLCo, a position he has held since February 2018. From 2014 to 2017, Mr. Baumgardner served as the Chief Executive Officer and Chairman of Peak Utility Services Group, Inc. (“Peak Utility”), a utility service contractor. From 2013 to 2014, Mr. Baumgardner served as a strategic advisor to various private equity firms. From 1999 to 2012, he served in various positions, including Chief Executive Officer, President, Chief Operating Officer and Chief Financial Officer, at US Ecology, Inc., a publicly-traded hazardous waste treatment and disposal company headquartered in Boise, Idaho. Mr. Baumgardner currently serves on the board of directors of the following private companies: Waste Control Specialists, Quantum Spatial, Inc., Inland Pipe Rehabilitation, LLC, and Living Earth, LLC. Mr. Baumgardner holds a Masters in Business Administration and a Bachelor of Science from Oregon State University.

We believe Mr. Baumgardner’s over 30 years of executive experience in the environmental and technical services industry qualifies him to serve on our board of directors.

John R. Rapaport has served as a member of our board of directors since October 17, 2018. Mr. Rapaport was nominated by the holders of our Series A Convertible Preferred Stock. In addition, Mr. Rapaport is a Partner at Cyrus Capital Partners, L.P., where he has served in various roles since 2008, and a lecturer in the Economics Department at Yale University. From 2009 until its sale to Alaska Airlines in 2016, Mr. Rapaport served on the board of directors of Virgin America and is currently on the board of directors of Wunder Capital. Mr. Rapaport holds a B.A. degree, magna cum laude, from Harvard University.

We believe Mr. Rapaport’s 13 years of principal investing experience in the transportation and energy sectors qualifies him to serve on our board of directors.

Christian Swinbank has served as a member of our board of directors and as our Chief Executive Officer and President since October 2018. He has also served as Chief Executive Officer of NRC Group since its formation in June 2018. Prior to becoming Chief Executive Officer of NRC Group, Mr. Swinbank founded Sprint in April 2013 and served in various roles at Sprint, including most recently the Chief Executive Officer of Sprint from April 2013 to July 2017. From 2012 to 2013, Mr. Swinbank founded and managed Excel Tubular & Tools (“Excel”) a drill pipe rental company. Excel merged its assets with Sprint Waste’s oilfield assets and created Sprint. From 2011 to 2012, Mr. Swinbank served as Regional Vice President of Rockwater Energy Solutions, a fluids management company. Mr. Swinbank also previously founded and managed Triton Oilfield Services, a water logistics company, and Sprint Industrial Holdings, a liquid and solid storage and transportation company, both of which were successfully sold to private equity firms. Mr. Swinbank began his career in 1996 at Sprintank, a waste tank rental company. Mr. Swinbank holds a Bachelor of Science in geology from Sul Ross State University.

We believe Mr. Swinbank’s leadership and 21 years of experience in the environmental services industry qualifies him to serve on our board of directors.

Independent Registered Public Accounting Firm Change

On October 17, 2018, in connection with the business combination, Hennessy Capital Acquisition Corp. III (“HCAC”) (now known as NRC Group Holdings Corp.) acquired all of the outstanding membership interests of NRC Group Holdings, LLC (the “Business Combination”) and our audit committee approved the appointment of Grant Thornton LLC (“Grant Thornton”) as our independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2018. Accordingly, and in connection therewith, we dismissed WithumSmith+Brown, PC (“Withum”) as our independent registered public accounting firm effective as of that same date.

For the fiscal year ended December 31, 2018 and for the period from January 3, 2017 (date of inception) to December 31, 2017, Withum’s audit report on HCAC’s financial statements did not contain an adverse opinion or a disclaimer of opinion, nor was any such report qualified or modified as to uncertainty, audit scope or accounting principles, except as follows: such audit report contained an explanatory paragraph in which Withum expressed substantial doubt as to HCAC’s ability to continue as a going concern if HCAC did not complete a business combination by December 28, 2018.

During the period from January 3, 2017 (date of inception) to December 31, 2017 and the subsequent period through the date of Withum’s dismissal, there were no (i) “disagreements” (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between HCAC and Withum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to Withum’s satisfaction, would have caused Withum to make reference in connection with Withum’s opinion to the subject matter of the disagreement; and (ii) “reportable events” as the term is described in Item 304(a)(1)(v) of Regulation S-K. In accordance with Item 304(a)(3), we furnished a copy of this disclosure to Withum and requested that Withum furnish us with a letter addressed to the SEC stating whether it agrees with the above statements or, if not, stating the respects in which it does not agree. A copy of Withum’s response letter addressed to the SEC relating to such statements made by the Company was filed as an exhibit to the Company’s current report on Form 8-K on October 23, 2018.

During the two most recent fiscal years and through October 17, 2018, neither we nor anyone on our behalf consulted Grant Thornton regarding either:

•        the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the registrant’s consolidated financial statements in connection with which either a written report or oral advice was provided to the registrant that Grant Thornton concluded was an important factor considered by the registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or

•        any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

Our Audit Committee has decided that it is in the best interests of the Company and our stockholders to defer the selection of the Company’s independent public accounting firm to be engaged to audit the Company’s financial statements for the fiscal year ending December 31, 2019. Accordingly, the Audit Committee has not recommended yet, and the Board has not selected, the Company’s independent auditor for 2019.

Independent Registered Public Accounting Firm Fee Information

The table below sets forth the professional fees billed or expected to be billed to us (1) by GT for services rendered during fiscal 2018 and (2) by Withum for services rendered during fiscal 2017.

	Grant Thornton LLP 2018(a)		WithumSmith +Brown, PC 2017
Audit	$483,000		$31,000
Audit Related	$910,022	(a)	$—
Tax Fees	$—		$—
All Other Fees	$—		$—

____________

(a)      Audit-related services are comprised of audits completed in connection with the business combination, interim reviews of Rule 3-05 of Regulation S-X and accounting consultation. This work was performed prior to being named the auditor of NRCG as registrant.

Representatives of Grant Thornton LLP are expected to be present at the 2018 Annual Meeting and will be available to respond to appropriate questions.

Audit Committee Pre-Approval Policies and Procedures

The audit committee of our board of directors pre-approves all audit and non-audit services to be performed by the independent auditors in compliance with the Sarbanes-Oxley Act and the listing requirements promulgated thereunder by the SEC and the NYSE American regarding auditor independence. These services may include audit services, audit-related services, tax services and all other services. The audit committee may delegate the authority to grant any pre-approvals of non-audit and tax engagements to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting. All services provided by Withum prior to the Business Combination and Grant Thornton following the Business Combination were pre-approved by our audit committee pursuant to these procedures. Any services provided by Grant Thornton prior to the Business Combination were approved by our prior owners.

Audit Committee Report

As of December 31, 2018, the audit committee of our board of directors was composed of the three directors named below, each of whom have been determined by our board of directors to be independent directors as defined by the applicable standards of the SEC and the NYSE American. Our board of directors also has determined that each member of the audit committee is able to read and understand fundamental financial statements and that Mr. Baumgardner is an “audit committee financial expert,” as defined under Item 407(d) of Regulation SK.

In fulfilling its oversight responsibilities, the audit committee meets with our independent registered public accounting firm and management to review accounting, auditing, internal controls and financial reporting matters. Management is responsible for our financial statements, including the estimates and judgments on which they are based, as well as our financial reporting processes, accounting policies, internal accounting controls, disclosure controls and procedures, and risk management. Our independent registered public accounting firm, Grant Thornton LLC (“Grant Thornton”), is responsible for performing an audit of our annual financial statements, expressing an opinion as to the conformity of the annual financial statements with accounting principles generally accepted in the United States, and reviewing our quarterly financial statements.

The audit committee has discussed with Grant Thornton the matters required to be discussed by the rules of the Public Company Accounting Oversight Board Auditing Standard No. 1301, “Communications with Audit Committees,” which requires the independent registered public accounting firm to communicate information to the committee regarding the scope and results of its audit of our financial statements, including information with respect to the firm’s responsibilities under auditing standards generally accepted in the United States, significant accounting policies, management judgments and estimates, any significant unusual transactions or audit adjustments, any disagreements with management and any difficulties encountered in performing the audit and other such matters required to be discussed with the audit committee by those standards.

The audit committee also received from Grant Thornton a report providing the disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. Grant Thornton also has discussed its independence with the audit committee and confirmed in the report that, in its professional judgment, it is independent of us within the meaning of the federal securities laws.

The audit committee also has reviewed and discussed with our senior management the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. Management has confirmed to the audit committee that the financial statements have been prepared with integrity and objectivity. Grant Thornton has expressed its professional opinions that the financial statements conform with accounting principles generally accepted in the United States. In addition, our Chief Executive Officer and Chief Financial Officer have reviewed with the committee the certifications that each filed with the Securities and Exchange Commission pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the policies and procedures management has adopted to support the certifications.

Based on these considerations, the audit committee has recommended to our board of directors that our audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.

James Baumgardner, Chair
Michael J. Bayer
James F. O’Neil III

CORPORATE GOVERNANCE

Our business and affairs are managed, and all corporate powers are exercised, under the direction of our board of directors. Our board of directors establishes corporate policies and oversees our performance and our executive officers and other members of management to whom our board of directors has delegated authority to manage day-to-day business operations.

Our board of directors has adopted a Code of Business Conduct and Ethics that applies to members of our board of directors, our executive officers as well as all of our employees. Our board of directors has three standing committees, an audit committee, a compensation committee and a corporate governance and nominating committee. Members will serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Our standing committee charters and Code of Business Conduct and Ethics are posted on our website at ir.nrcg.com. Paper copies may be obtained upon request by writing to: Secretary, NRC Group Holdings Corp., 952 Echo Lane, Suite 460, Houston, Texas 77024.

Board of Directors

Director/Nominee

	Age	Class	Audit Committee	Corporate Governance and Nominating Committee	Compensation Committee
James R. Baumgardner	56	III	✓*
Michael J. Bayer	71	I	✓
Donald Glickman	85	I			✓
C. Alexander Harman	43	II		✓*
Daniel J. Hennessy	61	II		✓
James F. O’Neil III	60	II	✓		✓
John Rappaport	37	III
Glenn M. Shor	38	I		✓	✓*
Christian Swinbank	46	III

____________

*        Indicates Chairman

Leadership Structure

Our board of directors maintains the flexibility to determine on a case-by-case basis whether the positions of chief executive officer and chairman of the board should be combined or separated. This flexibility allows our board of directors to organize its functions and conduct its business in a manner it deems most effective in then prevailing circumstances. Mr. Baumgardner currently serves as chairman of the board.

The powers and duties of the chairman of the board do not include supervision or control of the preparation of our financial statements (other than through participation as a member of the board of directors). The chairman of the board will perform such duties and possess such powers as are assigned to him by the board of directors and our Bylaws, including:

•        To act as chairman of all special and annual stockholder meetings of the Company, and

•        To call all special meetings of stockholders, subject to the rights of the holders of any outstanding series of preferred stock.

Our board of directors believes that this leadership structure is appropriate because it facilitates its independence, provides an effective oversight of our management team, and effectively allocates authority and responsibility between our management team and the independent members of our board of directors.

Director Independence

Our board of directors determines the independence of our directors by applying the independence principles and standards established by the SEC and the NYSE American. These provide that a director is independent only if our board of directors affirmatively determines that the director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Applying these standards, our board of directors annually reviews the independence of our directors and director nominees. In its reviews, our board of directors considers, among other things, the absence of any specific relationships, including certain compensation, that would preclude a determination of independence under the NYSE American rules.

The NYSE American requires the majority of our board of directors be independent under applicable SEC and NYSE American rules, as affirmatively determined by our board of directors. Our board of directors has determined that Messrs. Baumgardner, Bayer, Glickman, Harman, Hennessy, O’Neil, Rapaport and Shor are independent under applicable SEC and NYSE American rules.

As part of its analysis, our board of directors affirmatively determined that none of the above directors have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and other outside activities as they may relate to the Company and our management.

Board; Executive Sessions; Annual Stockholders’ Meetings

The chairman of the board presides over each board of directors meeting. Our board of directors meet at least quarterly to assess corporate governance matters and the effectiveness of our current management structure. An executive session of independent members of the board of directors is held at least annually, and any director may call for an executive session at any board of directors’ meeting. The chairman of the board presides over executive sessions.

During the fiscal year ended December 31, 2018, following the Business combination, our board of directors held two meetings. We have not established a policy with respect to board of director nominees attending our annual meeting of stockholders.

Evaluation of Board and Director Performance

The corporate governance and nominating committee annually reviews and evaluates the performance of our board of directors, including an evaluation of each individual director and an evaluation of all standing committees of the board of directors.

The committee assesses our board of directors’ performance and operation, their interaction with and evaluation of senior management, corporate governance policies, and committee structure and composition. The purpose of the review is to increase the overall effectiveness of our board of directors and to identify specific issues to be discussed with our board of directors and its committees. At least annually, the committee evaluates the standing committees, including each member of such committee. The committee assesses and recommends to the board of directors committee composition and any necessary changes to committee charters.

The committee will periodically assess, develop and communicate with the board of directors concerning the appropriate criteria for nominating and appointing directors, including size and composition, corporate governance policies, NYSE American listing standards, SEC laws, rules and regulations, and the Company’s Nominating Policy.

Risk Oversight

Our board of directors is responsible for the general oversight of risks that affect management and the Company as a whole. Our board of directors receive regular reports of our operations from our Chief Executive Officer, as well as other members of management. Our board of directors regularly reviews these reports to identify potential and actual risks and to develop plans to mitigate the risks identified.

Our board of directors also fulfills its oversight role through the operations of, and discussions with, its standing committees. At least annually, our compensation committee considers the risks arising from our compensation plans, policies, programs and whether any are reasonably likely to have a material adverse effect on the Company.

Our audit committee, at least annually, reports and discusses the guidelines and policies with respect to risk assessment and risk management of the Company’s risk exposure with our board of directors. The committee also discusses the Company’s major financial risk exposure, the steps management has taken to monitor and control these exposures, and the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors.

Our audit committee has responsibility of reviewing internal accounting controls, financial reports filed with the SEC, and other financial and business disclosures included in filings with the SEC. Our audit committee receives reports from our independent auditors in connection with the review of our quarterly and annual audits, and accompanying reports and management letters.

Board of Director Committees

Audit Committee

At least annually, our audit committee reviews our internal accounting controls and procedures and discusses such results with the independent auditors, management and, if and to the extent deemed appropriate by the chair of the committee, members of their respective staffs. Our audit committee considers the adequacy of internal accounting controls, the selection and recommendations of our independent auditors, the scope and results of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors.

Our audit committee charter requires that each of the members of our audit committee is independent, as defined under SEC rules and the NYSE American and that each member is able to read and understand fundamental financial statements, including a balance sheet, an income statement and a cash flow statement. Additionally, at least one member of our audit committee will be financially sophisticated in that he or she will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities. The authority and responsibilities of our audit committee are described in greater detail in our audit committee charter.

Our audit committee currently consists of Messrs. Baumgardner, Bayer and O’Neil, with Mr. Baumgardner serving as committee chairman. All of our audit committee members are independent as defined by the applicable standards of the SEC and the NYSE American. Our board of directors has determined that Mr. Baumgardner is an “audit committee financial expert,” as defined under Item 407(d) of Regulation SK. Following the consummation of the Business Combination, our audit committee held three meetings during the fiscal year ended December 31, 2018.

Compensation Committee

The compensation committee of our board of directors establishes and administers the Company’s policies, programs and procedures for compensating and providing benefits to our senior management and our board of directors. The compensation committee has the direct responsibility of determining and recommending the compensation of the Company’s executive officers, including our chief executive officer. In addition, the compensation committee has the following authority and responsibilities:

•        Develop and implement the Company’s compensation policies and programs for our executive officers and board of directors, and at least annually, will review and approve, the Company’s executive compensation programs to determine whether they are properly coordinated and achieving their intended purposes and recommend any appropriate modifications;

•        In consultation with appropriate officers of the Company, oversee regulatory compliance with respect to compensation matters;

•        Appointment, retain, compensate, terminate any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•        Review and administer our equity-based incentive compensation plans and other employee benefit plans adopted;

•        Review and discuss, if applicable, the Compensation Discussion and Analysis section of the annual report and proxy statement with any outside advisor the compensation committee deems appropriate and with management, including the chief executive officer and the chief financial officer, and make a recommendation to our board of directors as to whether it should be included in the Company’s annual report and proxy statement;

•        Delegate all or a portion of its duties and responsibilities to a subcommittee of the compensation committee; and

•        Perform such other duties and responsibilities as indicated in our compensation committee charter or as may be delegated to the compensation committee by our board of directors from time to time.

The compensation committee will review and approve, at least annually, corporate goals and objectives relevant to the compensation of the chief executive officer and the other executive officers of the Company. The compensation committee will, either as a committee or together with other independent directors (as directed by the board of directors), evaluate the performance of the executive officers in the light of those corporate goals and objectives and set compensation levels for these executive officers based on those evaluations and any other factors as it deems appropriate. During the year ended December 31, 2018, our compensation committee engaged Aon to assist the committee in determining the amount of executive and director compensation. Our compensation committee was provided with statistical data of peer companies as well as the recommendation of Aon.

Our compensation committee currently consists of Messrs. Shor, Glickman and O’Neil, with Mr. Shor serving as committee chairman. All members of our compensation committee are independent as defined by the applicable standards of the SEC and the NYSE American. Each member of our compensation committee is an “outside director” as defined in Section 162(m) of the Code and is a “non-employee” director as defined under Section 16 of the Exchange Act. Following the consummation of the Business Combination, our compensation committee held two meetings during the fiscal year ended December 31, 2018.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee is responsible for identifying individuals qualified to become members of the board of directors consistent with criteria approved by the board of directors, (b) select, or recommend that the board of directors select, the director nominees for the next annual meeting or any special meeting of the Company’s stockholders, or to fill a vacancy on the board of directors, (c) develop and recommend to the board of directors a set of corporate governance policies and guidelines applicable to the Company, including any changes thereto, and (d) oversee the evaluation of the board of directors and its committees. The responsibilities and activities of our corporate governance and nominating committee are described in greater detail in the corporate governance and nominating committee charter.

Our corporate governance and nominating committee is committed to seeking members from various professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional integrity. The Board does not have a specific diversity policy but fully appreciates the value of Board diversity.

Our corporate governance and nominating committee evaluates nominees to our board of directors in accordance with our nominating policy. In conducting this assessment, the corporate governance and nominating committee considers the criteria for director qualifications set by our board of directors, as well as the following minimum criteria:

•        Reputation for integrity, strong moral character and adherence to high ethical standards;

•        Holds or has held a generally recognized position of leadership in community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment;

•        Demonstrated business acumen and experience, and ability to exercise sound business judgments and common sense in matters that relate to the current and long-term objectives of the Company;

•        Ability to read and understand basic financial statements and other financial information pertaining to the Company;

•        Commitment to understand the Company and its business, industry and strategic objectives;

•        Commitment and ability to regularly attend and participate in meetings of our board of directors, standing committees and stockholders, number of other company boards on which the candidate serves and ability to generally fulfill all responsibilities as a director of the Company;

•        Willingness to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group;

•        Good health, and ability to serve;

•        For prospective non-employee directors, independence under applicable SEC and stock exchange rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director; and

•        Willingness to accept the nomination to serve as a director of the Company.

The corporate governance and nominating committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•        Whether the prospective nominee will foster a diversity of backgrounds, skills, perspectives and experiences;

•        For potential audit committee members, whether the nominee possesses the requisite education, training and experience to qualify as “financially sophisticated” or the equivalent standard under applicable SEC rules, as applicable;

•        For incumbent directors standing for re-election, the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation, overall contribution to the Company, number of other company boards on which the director serves, and any changed circumstances affecting the individual director that may bear on his or her ability to continue to serve on our board of directors; and

•        The composition of our board of director and whether the prospective nominee will add to or complement the board of directors’ existing strengths.

Notwithstanding the foregoing, our corporate governance and nominating committee reserves the right to modify these factors from time to time, taking into account the then current needs of our board of directors in an effort to maintain a balance of knowledge, experience and capability.

Our corporate governance and nominating committee consists of Messrs. Harman, Shor and Hennessy, with Mr. Harman serving as committee chairman. All members of our corporate governance and nominating committee are independent as defined by the applicable standards of the SEC and the NYSE American. Following the consummation of the Business Combination, our corporate governance and nominating committee held one meeting during the fiscal year ended December 31, 2018.

Stockholder Nominations

Our corporate governance and nominating committee considers and evaluates any candidate who is properly recommended by stockholders, identified by members of our board of directors or our executives, or, at the discretion of our corporate governance and nominating committee, an independent search firm.

Subject to the terms of our Series A Convertible Preferred Stock or as contemplated by and pursuant to the terms of the Investor Rights Agreement, stockholders may recommend individuals for consideration as potential director candidates only by providing timely notice in writing to the Secretary of the Company at 952 Echo Lane, Suite 460, Houston, Texas 77024. Assuming that proper notice has been provided on a timely basis, the corporate governance and nominating committee will evaluate a prospective nominee suggested by any stockholder in the same manner and against the same criteria as any other prospective nominee identified by our corporate governance and nominating committee from any other source.

A stockholder’s written nomination notice to the Secretary of the Company must set forth: (1) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Company that are beneficially owned by the person and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14(a) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder; and (2) as to the stockholder giving the notice, (a) the name and record address of the stockholder, (b) the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder, (c) a description of all arrangements or understandings relating to the nomination, (d) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (e) and other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14(a) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. No person nominated by a stockholder shall be eligible for election as a director of the Company unless nominated in accordance with these procedures, which are set forth in full in our Bylaws. The chairman of the meeting shall, if the facts warrant, determine that a nomination was not made in accordance with the applicable procedures and, if he should so determine, he shall so declare at the meeting, and the defective nomination shall be disregarded.

Communications with the Board of Directors

Stockholders and interested parties may contact any member (or all members) of our board of directors (including, without limitation, the non-management directors as a group), any committee of our board of directors or the chair of any such committee by mail. All such correspondence may be sent to our board of directors, any committee or any individual director, c/o Secretary, 952 Echo Lane, Suite 460, Houston, Texas 77024.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics (the “Code of Ethics”) applicable to our directors, officers, employees, agents and representatives, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions (collectively, the “covered persons”). Any amendments to or waivers from a provision of our Code of Ethics that applies to our covered persons and that relates to the elements of Item 406(b) of Regulation S-K will be disclosed on our website promptly following the date of such amendment or waiver.

A copy of the Code of Ethics, which satisfies the applicable standards of the SEC and the NYSE American, is available on our website at ir.nrcg.com.

Certain Relationships and Related Transactions, and Director Independence

Related Person Transactions

Investment affiliates of JFLCo own 67.0% of our outstanding common stock as of April 8, 2019. Prior to the completion of the Business Combination, JFLCo provided management and consulting services to our subsidiary, NRC Group, for which it paid JFLCo, in aggregate, approximately $1.4 million in the fiscal year ended December 31, 2018. No payments were made by us or NRC Group to JFLCo or any of its affiliates following the closing of the Business Combination.

Prior to the completion of the Business Combination, our subsidiary, NRC Group, paid a one-time dividend distribution on June 11, 2018 in an aggregate cash amount of $86.5 million to investment affiliates of JFLCo as part of the combination of NRC and Sprint. No payments were made by NRC Group to JFLCo or any of its affiliates following the closing of the Business Combination.

Prior to the completion of the Business Combination, our subsidiary, NRC Group, entered into an agreement, dated as of July 18, 2018, with Christian Swinbank, NRC Group’s Chief Executive Officer at the time, whereby NRC Group purchased land owned by Mr. Swinbank located in Coyanosa, Texas for a total purchase price of $500,000, which was the same amount paid by Mr. Swinbank to acquire that property. No payments were made by NRC Group to Mr. Swinbank following the closing of the Business Combination. The property will be developed as a landfill facility and used to support the services provided by our Sprint segment.

Purchase Agreement

On October 17, 2018 (the “Closing Date”), we consummated the Business Combination and related transactions. Pursuant to the Purchase Agreement, the total purchase price of $394.7 million was paid to JFL Partners in a combination of cash ($170.9 million) and in shares of our common stock (21,873,680 shares valued at a total of $223.7 million). The Purchase Agreement also provides that JFL Partners may receive additional shares of our common stock upon the satisfaction of certain post-closing events described in the Purchase Agreement. The value of each additional share will be an amount equal to the volume-weighted average price per share of our common stock on the NYSE American for the five consecutive trading days preceding (but not including) the date on which the additional shares are payable. JFL Partner’s right to receive additional shares pursuant to this earn-out right became fixed and irrevocable on the Closing Date of the Business Combination.

Sponsor Warrant Exchange and Share Forfeiture Agreement

On October 17, 2018, Hennessy Capital Partners III LLC (“HCAC Sponsor”), pursuant to that certain Sponsor Warrant Exchange and Share Forfeiture Agreement, dated June 25, 2018 (the “Sponsor Warrant Exchange and Share Forfeiture Agreement”), by and between the Company and HCAC Sponsor, exchanged 9,600,000 outstanding warrants (the “private placement warrants”) issued to HCAC Sponsor in the private placement that occurred simultaneously with the consummation of our initial public offering for 1,920,000 newly issued shares of our common stock and forfeited to us an equivalent number of existing founder shares held by HCAC Sponsor for cancellation. The effect of the Sponsor Warrant Exchange and Share Forfeiture Agreement was to effectively cancel all of the outstanding private placement warrants for no consideration upon consummation of the Business Combination.

Backstop and Subscription Agreement

On June 25, 2018, we entered into the backstop and subscription agreement (the “Backstop and Subscription Agreement”) with Nomura, which provided for the issuance and sale to institutional accredited investors of $75.0 million shares of our Series A Convertible Preferred Stock, with the possibility of additional shares of our common stock or shares of Series A Convertible Preferred Stock in a private placement. The Series A Convertible Preferred Stock purchased under the Cyrus Subscription Agreement (as defined below) and other subscription agreements reduced the equity commitment by Nomura, which resulted in Nomura purchasing $13.25 million of shares of our Series A Convertible Preferred Stock. Pursuant to the Backstop and Subscription Agreement, Nomura also subscribed for an additional $25.0 million of shares of our common stock to serve as a backstop (the “Backstop Commitment”), which could be exercised at our option and would be fulfilled either through the issuance of newly issued shares of our common stock or through open market purchases. On October 15 and 16, 2018, we exercised the Backstop Commitment in full, and Nomura purchased $25.0 million of shares of our common stock on the open market.

Cyrus Subscription Agreement

On August 24, 2018, we entered into a subscription agreement (the “Cyrus Subscription Agreement”) with Cyrus Capital (together with Nomura, the “PIPE Investors”), which provided for the issuance and sale by the registrant to Cyrus Capital, or to any affiliate of Cyrus Capital or to any fund and/or accounts that are managed, advised, or sub-advised by Cyrus Capital (collectively with Cyrus Capital, “Cyrus”) of $53.0 million of shares of our Series A Convertible Preferred Stock and approximately $15.0 million of newly issued shares of our common stock.

JFL Subscription Agreement

On June 25, 2018, we entered into a subscription agreement (the “JFL Subscription Agreement”) with HCAC Sponsor and JFLCo, which provided that JFLCo or one or more of its affiliated investment funds may elect (1) to purchase from the Company (A) up to 300,000 newly issued shares of Series A Convertible Preferred Stock for an aggregate purchase price of approximately $29.1 million and (B) up to 1,951,220 newly issued shares of our common stock for an aggregate purchase price of approximately $20.0 million; and (2) in connection with any such purchase, receive from HCAC Sponsor 106,953 additional shares of our common stock, for no consideration, in accordance with the terms of the JFL Subscription Agreement. JFLCo elected to exercise its rights under the JFL Subscription Agreement in full through certain of its affiliated funds (together with JFL Partners, the “JFL Funds”) for an aggregate purchase price of approximately $49.1 million. The transactions contemplated by the JFL Subscription Agreement were consummated on October 17, 2018.

Investor Rights Agreement

On October 17, 2018, we entered into an investor rights agreement with JFL Partners and JFLCo (the “Investor Rights Agreement”). The Investor Rights Agreement provides that JFLCo, on behalf of JFL Partners and each JFL entity that holds shares of our capital stock, shall have the right to nominate to our board of directors a number of designees so long as JFL collectively beneficially owns 10% or more of our common stock. Pursuant to the Investor Rights Agreement, JFLCo has nominated the following current directors: James R. Baumgardner, Michael J. Bayer, Donald Glickman, C. Alexander Harman and Glenn M. Shor.

Registration Rights Agreement

At the closing of the Business Combination, we entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”) with each of our initial stockholders, HCAC Sponsor, the Pipe Investors and the JFL Funds (collectively, the “Restricted Stockholders”). The Registration Rights Agreement provides the Restricted Stockholders with certain demand, shelf and piggyback registration rights with respect to our common stock owned by each Restricted Stockholder.

Indemnification Agreements

We have entered into customary indemnification agreements with each of our directors and executive officers, effective October 17, 2018. Each indemnification agreement provides that, subject to limited exceptions, we will indemnify each such director and executive officer to the fullest extent permitted by Delaware law, and upon the other undertakings set forth in the indemnification agreement, for claims arising in such person’s capacity as our director and/or officer.

Policies and Procedures for Related Party Transactions

SEC rules require us to disclose certain transactions involving more than $120,000 in which we are a participant and any of our directors, nominees as directors or executive officers, or any member of their immediate families, has or will have a direct or indirect material interest. Our board of directors has adopted a written policy on related party transactions that establishes the policies and procedures for the review and approval or ratification of related person transactions.

A “Related Party Transaction” is a transaction, arrangement or relationship (including charitable contributions and including any series of similar transactions, arrangements or relationships) with the Company in which any Related Party has a direct or indirect material interest except:

•        transactions available to employees generally;

•        transactions involving less than $50,000 when aggregated with all related or similar transactions, except if receipt of any amount would result in a director no longer being considered independent under the NYSE American rules or would disqualify a director from serving as a member of a committee of our board of directors;

•        transactions involving compensation or indemnification of executive officers and directors duly authorized by our board of directors or an authorized committee of the board of directors;

•        transactions involving reimbursement for routine expenses in accordance with Company policy; and

•        purchases of any products on terms generally available to third parties.

“Related Parties” include:

•        directors (and nominees for director) and executive officers of the Company;

•        immediate family members of such directors, nominees for director and executive officers, including an individual’s spouse, parents, step-parents, children, step-children, siblings, mothers- and fathers-in law, sons- and daughters-in law, brothers- and sisters-in law and other persons (except tenants or employees) who share such individual’s household; or

•        a stockholder owning in excess of five percent of the Company’s voting securities or an immediate family member of such a stockholder.

Our audit committee has the responsibility to review related party transactions. Any member of the audit committee must recuse himself or herself from consideration of any Related Party Transaction in which he or she (or any of his or her affiliated entities or immediate family members) has a direct or indirect interest. Upon completion of its review of the transaction, the audit committee may determine to permit or to prohibit the transaction. Except as disclosed in this proxy statement, there have been no transactions or proposed transactions requiring review during fiscal 2018 through the date of the mailing of this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Compliance with Section 16(a) of the Exchange Act, requires the Company’s executive officers and directors and persons who own more than 10% of a registered class of its equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and the written representations received from the directors and executive officers, the Company believes that during the fiscal year ended December 31, 2018, all reports required to be filed by Section 16(a) were filed on a timely basis.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors and Officers

This section discusses the material components of the fiscal year 2018 executive compensation programs for the Company’s named executive officers who are identified in the 2018 Summary Compensation Table below.

The Company has opted to comply with the executive compensation disclosure rules applicable to emerging growth companies as the Company is an emerging growth company. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for the Company’s principal executive officer and its two most highly compensated executive officers, other than the principal executive officer, whose total compensation for the fiscal year ended December 31, 2018 exceeded $100,000. Christian Swinbank is the Company’s principal executive officer. During fiscal 2018, the two most highly compensated executive officers of the Company other than Mr. Swinbank were Paul Taveira and Robert Nelson. Messrs. Swinbank, Taveira and Nelson are referred to in this proxy statement as the Company’s named executive officers.

The following table provides information regarding the compensation awarded to, or earned by, our named executive officers for fiscal years 2018 and 2017.

2018 SUMMARY COMPENSATION TABLE

Name and principal position	Fiscal year	Salary ($)	Bonus ($)(1)	Stock awards ($)	Option awards ($)	Non- equity incentive plan ($)(2)	Non-qualified deferred compensation earnings ($)	All other compensation ($)(3)	Total ($)
Christian Swinbank	2018	358,096	1,000,000	—	—	385,000	—	720	1,743,816
Chief Executive Officer	2017	287,500	—	—	—	150,000	—	—	437,500

Paul Taveira(4)	2018	375,000	3,658,856	—	—	—	—	8,524	4,042,380
Former President Of NRC	2017	375,000	—	—	—	260,000	—	8,724	643,724

Robert Nelson(5)	2018	300,000	2,816,273	—	—	225,000	—	12,700	3,353,973
President of Sprint	2017	270,000	—	—	—	202,500	—	—	472,500

____________

(1)      Amounts in this column represent bonuses paid to our named executive officers in fiscal year 2018 in connection with the Business Combination. See “Transaction Bonuses” below for a description of Messrs. Swinbank and Taveira’s bonus amounts. See the description of Mr. Nelson’s employment agreement which includes a description of the bonus he received in connection with the Business Combination under “Employment Agreements with Named Executive Officers” below.

(2)      Amounts in this column represent the annual bonus compensation paid to our named executive officers in respect of the fiscal years 2017 and 2018 performance periods. Mr. Taveira did not earn a bonus in respect of fiscal 2018. See “Annual Bonus Compensation” below for a description of these bonus arrangements. The amount in this column for Mr. Taveira’s bonus earned in respect of fiscal 2017 has been updated from what was disclosed in our 2017 Summary Compensation Table. The amount disclosed for Mr. Taveira’s annual bonus in our 2017 Summary Compensation Table was the amount paid to Mr. Taveira in fiscal 2017 in respect of the fiscal 2016 performance period rather than the amount earned by Mr. Taveira in respect of the fiscal 2017 performance period which was paid to him in fiscal 2018.

(3).     For Mr. Swinbank, the amount in this column represents cell phone allowances. For Mr. Nelson, the amount in this column represents $12,000 for automobile allowances and $700 for cell phone allowances. For Mr. Taveira, the amounts in this column represent $7,950 and $7,750 for matching contributions under the JFL- Holdings, LLC (“NRC”) 401(k) Plan in fiscal 2017 and fiscal 2018 respectively and $774 for payments from group term life Insurance premiums in each year. The amount disclosed in this column for Mr. Taveira in respect of 2017 has been updated from what was disclosed in our 2017 Summary Compensation Table. The amount disclosed in our 2017 Summary Compensation Table excluded $774 for his group term life insurance for fiscal 2017.

(4)      Effective February 13, 2019, Mr. Taveira resigned from all positions he held with the Company.

(5)      Effective April 8, 2019, Mr. Nelson resigned from all positions he held with the Company.

Annual Bonus Compensation

For fiscal 2018, Messrs. Swinbank and Nelson were eligible for annual cash bonuses based on achievement of specific EBITDA and free cash flow targets of Sprint Energy Services, LLC (“Sprint”) as determined by the board of managers of Sprint. For purposes of determination of Mr. Swinbank’s and Mr. Nelson’s cash bonus awards for fiscal 2018,

EBITDA means net income before interest, taxes, depreciation and amortization of Sprint. The board of managers of Sprint approves the financial performance targets on an annual basis. For fiscal 2018, the compensation committee of the board of managers of Sprint established target bonuses for each of Messrs. Swinbank and Nelson of 50% of their salaries. Upon entering his new employment agreement with the Company on July 18, 2018, Mr. Swinbank’s target bonus increased to 100% of his increased salary for the remainder of fiscal 2018. Messrs. Swinbank and Nelson’s cash bonuses for fiscal 2018 were based 70% on Sprint’s EBITDA and 30% on Sprint’s free cash flow. The following table includes the scale used for determining Mr. Swinbank’s and Mr. Nelson’s total annual cash bonus for fiscal 2018. Bonus payouts for performance between 90% and 100% of target and 100% and 125% of target were determined on a linear basis.

Percent of Target EBITDA and Free Cash Flow	Payout of Target Percentage
Less than 90% of target	0%
90% of target	75%
100% of target	100%
125% or greater of target	150%

For fiscal 2018, Mr. Taveira was eligible for two annual cash bonuses: one determined based on achievement of EBITDA and free cash flow targets of NRC (exclusive of NRC’s marine spill response business) (the “Base Bonus”) as determined by the board of directors of NRC and one determined based on performance of NRC’s marine spill response business (the “Response Bonus”). For purposes of determination of Mr. Taveira’s cash bonuses for fiscal 2018, EBITDA means net income before interest, taxes, depreciation and amortization of NRC, either exclusive of NRC’s marine spill response business or inclusive only of NRC’s marine spill response business. For fiscal 2018, the compensation committee of the board of directors of NRC established a target for Mr. Taveira’s Base Bonus of 80% of his salary. Mr. Taveira’s Base Bonuses were based 60% on NRC’s EBITDA, 30% on NRC’s free cash flow, and 10% on the discretion of the compensation committee of the board of directors of NRC. The following table includes the scale used for determining Mr. Taveira’s Base Bonus for fiscal 2018. Bonus payouts for performance between 85% and 100% of target and 100% and 125% of target were determined on a linear basis.

Percent of Target EBITDA and Free Cash Flow	Payout of Target Percentage
Less than 85% of target	0%
85% of target	60%
100% of target	100%
125% or greater of target	150%

For fiscal 2018, the compensation committee of the board of directors of NRC established a target for Mr. Taveira’s Response Bonus of 80% of his salary. Mr. Taveira’s Response Bonus was based 60% on EBITDA of NRC’s marine spill response business, 30% on free cash flow of NRC’s marine spill response business, and 10% on the discretion of the compensation committee of the board of directors of NRC. The following table includes the scale used for determining Mr. Taveira’s Response Bonus for fiscal 2018. Bonus payouts for performance between 85% and 100% of target and 100% and 2,000% of target were determined on a linear basis.

Percent of Target EBITDA and Free Cash Flow	Payout of Target Percentage
Less than 85% of target	0%
85% of target	60%
100% of target	100%
2,000% or greater of target	850%

After the financial results for the preceding fiscal year are available, our compensation committee meets in order to determine the bonuses to be paid for the preceding fiscal year’s performance and such bonuses are paid following the end of each fiscal year (after receipt of the audited financial statements). In addition to reviewing whether the established financial targets are met, our compensation committee has sole discretion to adjust the actual award amounts based on such other criteria as our compensation committee deems relevant. Messrs. Swinbank’s, and Nelson’s cash bonus based in respect of fiscal 2018 performance were paid in fiscal 2019, upon completion of Sprint’s audited financial statements for fiscal 2018. Mr. Taveira did not earn a bonus in respect of fiscal 2018.  The cash bonuses paid to each of Messrs. Swinbank and Nelson in 2019 in respect of performance for fiscal 2018 are reported in the “Non-Equity Incentive Plan Compensation” column of the 2018 Summary Compensation Table above.

Equity Compensation

None of our named executive officers received equity compensation in fiscal year 2018, and none of our named executive officers had any equity compensation in the Company outstanding at the end of fiscal year 2018. The Company granted restricted stock units, with an effective date of April 5, 2019, to Mr. Swinbank following the Company’s filing a Form S-8 with the Securities and Exchange Commission. The restricted stock units vest in three annual installments conditioned upon continued employment through each vesting date.

JFL-NRC, which was the ultimate parent company of NRC prior to the Business Combination, granted Class B common units (profits interests) (“NRC Restricted Units”) to certain key employees of NRC, including Mr. Taveira. The NRC Restricted Units entitle the holders thereof to participate in distributions of JFL-NRC after the members of JFL-NRC have received the return of a specified amount of cash and any capital contributions that they may have made (referred to as the “Threshold Amount”). Mr. Taveira was granted 72 NRC Restricted Units on May 28, 2015 with a Threshold Amount of $2,100,000. As of the end of fiscal year 2018, Mr. Taveira’s NRC Restricted Units had no intrinsic value, although, Mr. Taveira could receive distributions in respect of his NRC Restricted Units in the future if and when the members of JFL-NRC receive the specified Threshold Amount.

Tax-Qualified Retirement Plan

NRC maintains a tax-qualified retirement savings plan, the NRC 401(k) Savings Plan (the “NRC 401(k) Plan”), under which participating employees may contribute up to 60% of their eligible compensation into their NRC 401(k) Plan accounts. In addition, under the NRC 401(k) Plan, the Company matches amounts contributed by the participant up to a certain percent of compensation, not to exceed the statutory maximum. NRC currently makes matching contributions under the NRC 401(k) Plan at a rate of 50% of the first 6% of eligible compensation contributed by participants. As described in the 2018 Summary Compensation Table, Mr. Taveira participated in the NRC 401(k) Plan and received allocations of matching contributions under the NRC 401(k) Plan in the amounts of $7,950 and $7,750 for fiscal 2017 and fiscal 2018 respectively. Messrs. Swinbank and Nelson first became eligible to participate in the NRC 401(k) Plan beginning on January 1, 2019.

Employment Agreements with Named Executive Officers

Mr. Swinbank and the Company entered into an employment agreement on July 18, 2018. Mr. Swinbank’s employment agreement provides that he serves as the Chief Executive Officer of the Company at a base salary of $412,000, subject to increases as determined by the compensation committee of our board of directors. Mr. Swinbank’s target annual bonus for fiscal 2019 will be 100% of his base salary, and his target annual bonus for future fiscal years will be determined by the compensation committee of our board of directors. Mr. Swinbank’s annual compensation and target bonus opportunity were increased consistent with his increased responsibilities in becoming the Chief Executive Officer of the Company following the Business Combination. Mr. Swinbank’s employment agreement commenced on July 18, 2018 and continues until July 18, 2021 unless Mr. Swinbank’s employment is terminated prior to such date. On July 18, 2021 and on each anniversary thereof, Mr. Swinbank’s employment agreement will automatically renew for a one-year period unless Mr. Swinbank or the Company provides sixty days advance notice of non-renewal of the employment period.

If Mr. Swinbank’s employment with the Company is terminated by the Company without cause or if Mr. Swinbank terminates his employment with the Company for good reason, in each case, other than in connection with a change in control of the Company, Mr. Swinbank will be entitled to receive severance compensation in an amount equal to 150% multiplied by the sum of his base salary and target annual bonus. Such severance compensation is payable in eighteen equal monthly installments and is contingent upon Mr. Swinbank’s timely execution and non-revocation of a general release of claims in favor of the Company. If (i) Mr. Swinbank’s employment with the Company is terminated by the Company without cause or if Mr. Swinbank terminates his employment with the Company for good reason, in each case, within 24 months following a change of control of the Company or (ii) Mr. Swinbank’s employment with the Company is terminated by the Company without cause within 3 months prior to a change in control of the Company, Mr. Swinbank will be entitled to receive severance compensation in an amount equal to 200% multiplied by the sum of his base salary and target annual bonus. Such severance compensation is payable in 24 equal monthly installments and is contingent upon Mr. Swinbank’s timely execution and non-revocation of a general release of claims in favor of the Company.

Additionally, in the event of Mr. Swinbank’s involuntary termination of employment by the Company without cause or voluntary termination of employment for good reason at any time, Mr. Swinbank will be entitled to reimbursement for the costs of COBRA medical insurance premiums for up to eighteen months of continued participation by Mr. Swinbank and his eligible dependents in the Company’s medical insurance plan. Mr. Swinbank’s employment agreement also includes an obligation that Mr. Swinbank not compete with the Company or solicit the Company’s employees or customers while employed and for a period of eighteen months following his termination of employment. If any amounts payable to Mr. Swinbank would be subject to an excise tax under Section 4999 of the Internal Revenue Code, then either (1) the payments will be reduced by the amount needed to avoid triggering such excise tax, or (2) there will be no reduction of the payments, depending on which alternative leaves Mr. Swinbank in the best after-tax position.

Mr. Nelson and Sprint entered into an employment agreement on August 29, 2016 that provides that he serves as Sprint’s Chief Operating Officer at a base salary of $240,000, subject to annual increases as determined by the compensation committee of the board of managers of Sprint in its discretion. On July 1, 2017, Mr. Nelson’s title was changed to President of Sprint and his base salary was increased to $300,000. Mr. Nelson’s employment agreement commenced on August 29, 2016 and ends on the date his employment with Sprint terminates for any reason. According to his employment agreement, if Mr. Nelson’s employment is terminated involuntarily without cause or if Mr. Nelson terminates his employment for good reason, Mr. Nelson will be entitled to receive severance compensation equal to 12 months of his current base salary.

Sprint entered into an amendment to Mr. Nelson’ s employment agreement that superseded and replaced the performance bonus provisions therein in their entirety and provided that Mr. Nelson receive a bonus equal to $2,616,273 following the closing of the Business Combination, which was determined based on the agreed to expected return-on-invested capital to JFL Equity Investors III, L.P., provided that (1) the Business Combination was completed, (2) he remained employed by Sprint through the closing of the Business Combination or was involuntarily terminated without cause prior to such closing and (3) he executed a release with respect to his rights (if any) to receive any further transaction bonus or performance bonus payments in respect of the Business Combination. Mr. Nelson’s $2,616,273 bonus was paid to him in October 2018 following completion of the Business Combination.

Mr. Nelson will not receive any severance compensation in connection with his resignation from all positions he held with the Company effective April 8, 2019.

Mr. Taveira and NRC entered into an employment agreement on May 28, 2015 that provided he served as NRC’s President and Chief Executive Officer at a base salary of $325,000, subject to annual increases as determined by the compensation committee of the board of directors of NRC in its discretion. Mr. Taveira’s base salary was increased to $375,000 for fiscal 2017 and remained at that level for fiscal 2018. Mr. Taveira’s employment agreement commenced on May 28, 2015 and ended upon his termination of employment on February 13, 2019.

Mr. Taveira’s employment agreement provided that he was eligible to receive two annual cash bonus awards based on a target percentage of his base salary in accordance with the bonus plan set by the compensation committee of the board of directors of NRC which is further explained above under the heading “Annual Bonus Compensation.” Upon Mr. Taveira’s termination of employment on February 13, 2019, he became entitled to receive severance compensation equal to 12 months of his then current base salary.

Transaction Bonuses

In connection with the Business Combination, Messrs. Swinbank and Nelson received $300,000 and $200,000 bonus payments respectively in consideration of the extra duties and responsibilities performed by them to complete a one-time dividend distribution. Sprint entered into an additional letter agreement with Mr. Swinbank on July 18, 2018 that provided Mr. Swinbank was entitled to a $700,000 transaction bonus payment if certain requirements were met in connection with the Business Combination. In order for Mr. Swinbank to be eligible to receive such transaction bonus payment, the following conditions were satisfied: (1) the Business Combination was completed; (2) Mr. Swinbank remained employed by Sprint through the consummation of the Business Combination; and (3) Mr. Swinbank executed a general release of claims in favor of Sprint and its affiliates. Mr. Swinbank’s $700,000 bonus was paid to him in October 2018 following completion of the Business Combination.

NRC entered into a letter agreement with Mr. Taveira dated February 12, 2018 that provided that Mr. Taveira was entitled to a transaction bonus if certain requirements were met upon a change in control of NRC. NRC entered into an amendment to Mr. Taveira’ s transaction bonus letter agreement that superseded and replaced his transaction bonus letter agreement dated February 12, 2018 in its entirety. Such amendment provided that Mr. Taveira was entitled to receive a bonus equal to $3,658,856 following consummation of the Business Combination, which was determined based on the agreed to expected return-on-invested capital to certain JFLCo affiliated investment funds in connection with the Business Combination, provided that (1) the Business Combination was completed, (2) he remained employed by NRC through the consummation of the Business Combination or was involuntarily terminated without cause prior to consummation of the Business Combination and (3) he executed a release with respect to his rights (if any) to receive any further transaction bonus payments in respect of the Business Combination. Mr. Taveira’s $3,658,856 bonus was paid to him in October 2018 following completion of the Business Combination.

Director Compensation

On October 17, 2018, our board of directors approved a director compensation policy providing that our non-employee directors will each receive an annual cash retainer of $75,000 and an annual equity grant with a grant date fair market value equal to $50,000. In addition, our director compensation policy provides our audit committee chairman will receive an additional annual cash retainer of $15,000; our compensation committee chairman will receive an additional annual cash retainer of $10,000; our corporate governance and nominating committee chairman will receive an additional annual cash retainer of $10,000; and the chairman of our board of directors will receive an additional annual cash retainer of $50,000.

The following table sets forth compensation paid to our non-employee directors for service on our board of directors during fiscal 2018. For fiscal 2018, our directors only received cash compensation for service provided during the fourth quarter of fiscal 2018 and did not receive any cash compensation for the first three quarters of fiscal 2018 and received no equity compensation for the entire year. Mr. Swinbank did not receive any compensation for service on our board of directors for fiscal 2018. We granted options to purchase 25,000 shares of our common stock, with an effective date of April 5, 2019, to each of our non-employee directors following the Company’s Form S-8 filing with the Securities and Exchange Commission.

Name	Fees Earned or Paid in Cash ($)(1)
James R. Baumgardner	35,000
Michael J. Bayer	18,750
James O’Neil III	18,750
Daniel J. Hennessy	18,750
Alex Harman	21,250
Glenn Shor	21,250
Donald Glickman	18,750
John Rapaport	18,750

____________

(1)      For Mr. Baumgardner, amounts in this column represent $18,750 for service on our board of directors, $3,750 for service as the chairman of our audit committee and $12,500 for service as the chairman of our board of directors, for the fourth quarter of fiscal 2018. For each of Messrs. Bayer, O’Neil, Hennessy, Glickman and Rapaport, amounts in this column represent payment for service on our board of directors for the fourth quarter of fiscal 2018. For Mr. Harman, amounts in this column represent $18,750 for service on our board of directors and $2,500 for service as the chairman of our corporate governance and nominating committee, for the fourth quarter of fiscal 2018. For Mr. Shor, amounts in this column represent $18,750 for service on our board of directors and $2,500 for service as the chairman of our compensation committee, for the fourth quarter of fiscal 2018.

Compensation Committee Interlocks and Insider Participation

During fiscal 2018, our compensation committee consisted of Glenn M. Shor, Donald Glickman and James O’Neil III. None of the members of our compensation committee is, nor was during fiscal 2018, an officer or employee of the Company. None of the members of our compensation committee was formerly an officer of the Company. None of our executive officers serves, or during fiscal 2018 served, as a member of a board of directors or compensation committee of any entity that has, or during fiscal 2018 had, one or more executive officers serving as a member of our board of directors or compensation committee.

Two members of our compensation committee, Messrs. Shor and Glickman, were nominated to our board of directors by our largest stockholder, JFLCo, pursuant to the terms of the Investor Rights Agreement. For more information, see the section entitled “Certain Relationships and Related Transactions, and Director Independence — Related Person Transactions.”

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1. Election of Directors

Nominees

01 Michael J. Bayer 02 Donald Glickman 03 Glenn M. Shor

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com

NRC GROUP HOLDINGS CORP.
ANNUAL MEETING OF STOCKHOLDERS
MAY 30, 2019 8:00 a.m.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Christian Swinbank and Joseph Peterson each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all of the shares of NRC Group Holdings Corp. Common Stock that the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at 717 Texas, Suite 3300, Houston, Texas 77002, on May 30, 2019 at 8:00 a.m., local time, or any adjournment thereof, with all powers that the undersigned would possess if present at the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000419445_2 R1.0.1.18